Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DONNELLEY FINANCIAL SOLUTIONS, INC.

Donnelley Financial Solutions, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.        This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 30, 2016.

2.        Article SEVENTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“SEVENTH. To the fullest extent permitted by the Delaware General Corporation Law, a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. No amendment, modification or repeal of this Article SEVENTH, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, repeal or adoption.”

3.        This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jennifer Reiners, its Secretary and Chief Compliance Officer, this 17th day of May, 2023.

/s/ Jennifer Reiners
Name: Jennifer Reiners
Title: Secretary and Chief Compliance Officer